Exhibit 99.1

Chanticleer Holdings Names Fred Glick President

Dynamic Hospitality Executive with Proven Track Record of Success to Focus on Enhancing Company’s Immediate and Long-Term Profitability Objectives.

CHARLOTTE, N.C., November 8, 2018 (GLOBE NEWSWIRE) — Chanticleer Holdings, Inc. (NASDAQ:BURG) (“Chanticleer” or the “Company”), owner, operator, and franchisor of multiple nationally recognized restaurant brands today announced the appointment of Fred Glick as the Company’s President. The Company anticipates he will also be appointed to its board of directors at its next meeting.

Mr. Glick brings to Chanticleer expertise that encompasses organizational development, managerial development, business expansion, corporate imaging, and market penetration. He has a documented track record of achieving consistently positive sales and profit growth over many consecutive years, through corporate culture management and driving employee engagement. He maintains a passion for inspiring, developing, and managing high-performing teams to achieve and exceed organizational objectives.

“I’m thrilled to join Chanticleer at such an exciting time in their growth curve. Having spent considerable time reviewing their better burger brands including Little Big Burger and Burgers Grilled Right, I think we have a uniquely strong foundation from which to accelerate future growth. I look forward to immediately rolling up my sleeves and getting to work helping to oversee our continued expansion, while most importantly enhancing our immediate and long-term profitability objectives”, stated Fred Glick.

Glick continued, I want to personally also thank our largest debt holders, both of which I met with before taking this opportunity. Their commitment to extend our debt, providing me the runway to generate meaningful results, gives me great added cause for optimism.”

Most recently Glick served as the VP of Brewery Restaurants for Karl Strauss Brewing Company where he successfully executed hospitality and social media initiatives focusing on 5-star yelp experiences. During this time the company more than doubled their 5-star review average from under 30% to over 62% bringing all 10 locations to a 4 star or better average.

While there, he also effectively rolled out HotSchedules and CTUIT tools for improved store level financial analysis and hourly productivity, successfully opened new flagship locations in Anaheim and Downtown Los Angeles locations, successfully rebranded and remodeled three locations leading to double digit sales increases, partnered with Ken Blanchard Companies to launch Blanchard certified management development programs, instilled Safe and Clean as core values to all employees and partnered with purchasing professionals to save several hundred thousand dollars in first year efficiencies. Prior to that he served five years as the VP of Operations for Phil’s BBQ, one of Southern California’s highest volume BBQ restaurants and served 15 years as president and COO of a $70 million, 25 store Hooters restaurant franchise he grew from a grass field in Omaha, NE.

Mike Pruitt, Chanticleer Chief Executive Officer stated, I’m pleased to welcome an experienced operator like Fred to our team. Considering recent growth in our Little Big Burger brand resulting in store count nearly doubling in 2018, the timing couldn’t be better to build atop of recent progress. Fred is a proven leader who is known for his ability to build brands through driving positive employee and guest experiences resulting in revenue growth and optimized profits. I look forward to working with him as we seek to drive long term profitable growth through balancing our three important stakeholders, customers, team members and investors.”

The Company recently provided a development update on its Little Big Burger (“LBB”) and Burgers Grilled Right (“BGR”) brands available here: Update

About Chanticleer Holdings, Inc.

Headquartered in Charlotte, NC, Chanticleer Holdings owns, operates, and franchises fast, casual, and full-service restaurant brands, including American Burger Company, BGR – Burgers Grilled Right, Little Big Burger, Just Fresh, and Hooters. For more information, please visit: www.chanticleerholdings.com.

About Little Big Burger

Little Big Burger (‘‘LBB’’) is a wholly-owned subsidiary of Chanticleer Holdings, Inc. Founded in Portland, OR in 2010, LBB is a counter service, fast-casual restaurant concept offering fresh, high quality cooked-to-order burgers, truffle fries and root beer floats. LBB has developed a cult-like following in the Pacific Northwest by offering a simple menu focused on delicious quality, served in a hip atmosphere. Parties interested in franchise opportunities should send an email to mp@chanticleerholdings.com or visit www.littlebigburger.com.

A video about Little Big Burger may be viewed at the following link: http://www.chanticleerholdings.com/brands/littlebigburger/

About Burgers Grilled Right

BGR is helping lead the better burger market with a menu designed around our commitment to using only the highest quality ingredients. BGR’s menu is designed around burgers grilled over an open flame. BGR operates stores domestically and internationally, with franchise opportunities in both markets. For more information, visit www.bgrtheburgerjoint.com.

Forward-Looking Statements:

Any statements that are not historical facts contained in this release are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing or required licenses, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date the statements were made, and the companies do not undertake any obligation to update forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA.

Contact Information:

Investor Relations

Jason Assad

678-570-6791

Ja@chanticleerholdings.com